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                                                               Exhibit (h)(2)(b)

                                  AMENDMENT TO
                            ADMINISTRATION AGREEMENT

         This Amendment is made as of January 1, 2000, between THE EMPIRE BUILDER TAX FREE BOND FUND, a Massachusetts business trust (the "Trust"), BISYS FUND SERVICES LIMITED PARTNERSHIP, d/b/a BISYS FUND SERVICES ("BFSLP"), and BISYS FUND SERVICES OHIO, INC. (the "New Administrator"). The parties hereby amend the Administration Agreement (the "Agreement") between the Trust and BFSLP, dated as of October 1, 1996, as set forth below.

         WHEREAS, the parties hereto wish to substitute the New Administrator for BFSLP as the administrator under the Agreement;

         WHEREAS, the parties hereto wish to modify Article 2 of the Agreement, entitled "Administrative Services," for the purpose of more specifically delineating the services to be provided under the Agreement but not for the purpose of expanding or reducing the scope of such services;

         WHEREAS, the parties hereto wish to modify Article 4 of the Agreement, entitled "Compensation of the Administrator"; and

         WHEREAS, the parties hereto wish to modify Schedule A to the Agreement, by amending the sections entitled "Fees" and "Term".

         NOW THEREFORE, in consideration of the foregoing and the mutual premises and convenants herein set forth, the parties agree as follows:

         1. Capitalized terms not otherwise defined herein shall have the same meaning as in the Agreement.

         2. The New Administrator shall replace BFSLP as the Administrator under the Agreement.

         3. Article 2 of the Agreement, entitled "Administrative Services", shall be amended by replacing the items described in paragraphs
             (a)-(r) on pages 2-4 with the following:

                  Without limiting the generality of the foregoing, the Administrator shall perform the services described in Schedule B attached hereto.

         4. Article 4 of the Agreement, entitled "Compensation of the Administrator", shall be amended by adding the following language at the end of the first paragraph of subsection (A):

                  The Trust shall also reimburse the Administrator for its reasonable out-of-pocket expenses, provided that such expenses are approved in advance, in writing, by either (1) the Trust's Board of Trustees or (2) the investment adviser to the Trust.

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         5.  Schedule B, which is appended hereto, shall be added to the
             Agreement.

         6. Schedule A to the Agreement shall be amended by replacing the fee schedule contained in the section entitled "Fees" with the following:

                  Fifteen one-hundredths of one percent (.15%) of the Trust's average daily net assets, subject to an annual minimum fee of $200,000.

         7. Schedule A to the Agreement shall be further amended by replacing the first and second sentences of the first paragraph in the section entitled "Term" with the following:

                  The initial term of this Agreement shall be for a period commencing on October 1, 1996 and ending on December 31, 1997. This Agreement shall be renewed automatically for successive periods of one year after the Initial Term, unless written notice of nonrenewal is provided by either party not less than sixty days prior to the end of the then-current term.

         8. Schedule A to the Agreement, shall be further amended by replacing the last paragraph of the section entitled "Term" with the following:

                  If, for any reason other than non-renewal, mutual agreement of the parties or a material breach that has not been remedied in accordance with the terms of this Agreement, the Administrator is replaced as the service provider under this Agreement or, if a third party is added to perform all or a part of the services provided by the Administrator under this Agreement (excluding any sub-contractor appointed by the Administrator as provided in Article 8 herein), then the Trust shall make a one-time cash payment, in consideration of the fee structure and services to be provided under this Agreement and not as a penalty, to the Administrator equal to the balance due the Administrator for the remainder of the then-current term of this Agreement assuming for purposes of calculation of the payment that such balance shall be based upon the average amount of Trust assets for the twelve months prior to the date the Administrator is replaced or a third party is added by the Trust.

                  In the event the Trust is merged into another legal entity in part or in whole pursuant to any form of business reorganization or is liquidated in part or in whole prior to the expiration of the then-current term of this Agreement, the parties acknowledge and agree that the one-time cash payment set forth above shall be applicable in those instances in which the Administrator is not retained to provide services consistent with this Agreement, including the level of assets subject to such services. The one-time cash payment referenced above shall be due and

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                  payable within thirty (30) days following the first day on which the Administrator is replaced or a third party is added by the Trust.

                  The parties further acknowledge and agree that, in the event the Administrator is replaced, or a third party is added, as set forth above, (i) a determination of actual damages incurred by the Administrator would be extremely difficult, and (ii) the cash payment provision contained herein is intended to adequately compensate the Administrator for damages incurred and is not intended to constitute any form of penalty.

         9. This Amendment may be executed in one or more counterparts, each of which will be deemed an original, but all of which together shall constitute one and the same instrument.

         10. Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect.

         IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

                             THE EMPIRE BUILDER TAX FREE BOND FUND

                             By:    /s/ Michael J. Lynch
                                  ---------------------------------------------

                             Title:   Senior Vice President
                                    -------------------------------------------

                             BISYS FUND SERVICES LIMITED PARTNERSHIP

                             By: BISYS Fund Services, Inc., General Partner

                             By:    /s/ William J. Tomko
                                  ---------------------------------------------

                             Title: President
                                    -------------------------------------------

                              BISYS FUND SERVICES OHIO, INC.

                              By:    /s/ William J. Tomko
                                   --------------------------------------------

                              Title: President
                                     ------------------------------------------

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